Exhibit 99.1

Mersana Therapeutics Provides Business Update and Announces
Fourth Quarter and Full Year 2022 Financial Results

-	Commenced dose expansion portion of Phase 1 UPGRADE-A clinical trial of UpRi in combination with carboplatin

-	Initiated patient dosing in Phase 1 clinical trial of lead Immunosynthen ADC candidate, XMT-2056

-	Entered new research collaboration and commercial license agreement with Merck KGaA, Darmstadt, Germany

-	Anticipate topline data from UPLIFT registrational trial in mid-2023; potential Biologics License Application (BLA) submission anticipated around the end of 2023

-	Conference call today at 8:00 a.m. ET

CAMBRIDGE, Mass., February 28, 2023 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today provided a business update and reported financial results for the fourth quarter and full year ended December 31, 2022.

“2022 was a year of significant accomplishment as we advanced our lead product candidate UpRi in multiple clinical trials, diversified our clinical pipeline, entered significant new collaborations, and strengthened our financial position,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “We are also pleased to have made early progress against our 2023 strategic objectives by initiating both our Phase 1 clinical trial of XMT-2056 and the dose expansion portion of our Phase 1 UPGRADE-A trial of UpRi in combination with carboplatin.”

Ms. Protopapas continued, “We will seek to continue our strong track record of execution as we approach an expected UPLIFT topline data read-out in mid-2023 after the major oncology conferences in June and prepare for the submission of a potential BLA around year end. Additionally in 2023, we expect to report interim data from our ongoing UPGRADE-A combination trial, complete the dose escalation portion of our Phase 1 clinical trial of XMT-1660 and explore opportunities to expand our role as an ADC partner of choice. Given our highly differentiated ADC platforms and product candidates, increasing industry recognition, strong financial position and approaching milestones, our excitement continues to build.”

Strategic Goals, Recent Developments and Anticipated Milestones

•	Build UpRi into a Foundational Medicine in Ovarian Cancer

-	Completed Enrollment in UPLIFT Registrational Trial: UpRi is a first-in-class NaPi2b-targeting ADC with a novel scaffold-linker-payload that enables high drug-to-antibody ratio and controlled bystander effect. Early in the fourth quarter of 2022, the company completed the enrollment of approximately 270 patients with platinum-resistant ovarian cancer in UPLIFT. The trial’s primary endpoint is the objective response rate (ORR) in the NaPi2b positive population. The company plans to report topline data from the trial in mid-2023 and, assuming positive data, submit a potential BLA to the U.S. Food and Drug Administration (FDA) for UpRi for the treatment of patients with platinum-resistant ovarian cancer around the end of 2023.

-	Advanced Patient Enrollment in UP-NEXT Trial: Patient dosing is ongoing in UP-NEXT, the company’s Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in NaPi2b-positive recurrent platinum-sensitive ovarian cancer. If the data from this trial are positive, UP-NEXT could serve as a post-approval confirmatory trial in the United States, support potential approvals outside of the United States and support UpRi’s expansion into earlier lines of therapy.

-	Initiated Dose Expansion Portion of UPGRADE-A Trial: The company recently initiated the dose expansion portion of UPGRADE-A, a Phase 1 trial of UpRi in combination with carboplatin. The company expects to present initial interim data from the trial in the second half of 2023.

-	Announced Orphan Medicinal Product Designation: In late 2022, the European Commission designated UpRi as an orphan medicinal product for the treatment of ovarian cancer.

•	Build a Pipeline of Highly Impactful Cancer Medicines

-	Continued Dose Escalation in XMT-1660 Phase 1 Trial: XMT-1660 is a B7-H4-directed Dolasynthen ADC designed with a precise, target-optimized drug-to-antibody ratio (DAR 6) and Mersana’s DolaLock microtubule inhibitor payload with controlled bystander effect. The dose escalation portion of the company’s multicenter Phase 1 trial investigating XMT-1660 in patients with breast, endometrial and ovarian cancers is ongoing. The company expects to complete this portion of the trial later in 2023.

-	Initiated XMT-2056 Phase 1 Trial: XMT-2056 is a systemically administered Immunosynthen STING agonist ADC (DAR 8) that is designed to target a novel HER2 epitope and locally activate STING signaling in both tumor-resident immune cells and in tumor cells, providing the potential to treat patients with HER2-high or -low tumors as monotherapy or in combination with standard-of-care agents. In January 2023, the company initiated a multicenter Phase 1 open-label trial of XMT-2056 in previously treated patients with advanced/recurrent solid tumors expressing HER2, including breast, gastric, colorectal and non-small-cell lung cancers.

•	Build Mersana with Strategic Partners

-	Entered Research Collaboration and Commercial License Agreement with Merck KGaA, Darmstadt, Germany: In December 2022, Mersana announced a research collaboration and commercial license agreement with a subsidiary of Merck KGaA, Darmstadt, Germany to discover novel Immunosynthen ADCs directed against up to two targets. Mersana recently received an upfront fee of $30 million related to this collaboration and is also eligible to receive reimbursement of certain costs, up to $800 million in potential regulatory, development and commercial milestone payments, and tiered royalties up to the low double-digit percentages on worldwide net sales of any approved ADCs developed under the agreement.

Fourth Quarter 2022 Financial Results

•	Net cash used in operating activities for the fourth quarter of 2022 was $51.2 million.

•	Cash, cash equivalents and marketable securities as of December 31, 2022 were $280.7 million, compared to cash and cash equivalents of $177.9 million as of December 31, 2021. Additionally, in February 2023, the company received the aforementioned $30 million upfront payment from Merck KGaA, Darmstadt, Germany. Mersana expects that its available funds will be sufficient to support its operating plan commitments into the second half of 2024.

•	Collaboration revenue for the fourth quarter of 2022 was $14.7 million, compared to an immaterial amount for the same period in 2021. The year-over-year increase was primarily related to the company’s collaboration agreements with Janssen Biotech, Inc. and GSK, including the recognition of an initial development milestone under its Janssen agreement.

•	Research and development (R&D) expenses for the fourth quarter of 2022 were $45.7 million, compared to $37.4 million for the same period in 2021. Included in fourth quarter 2022 R&D expenses were $2.8 million in non-cash stock-based compensation expenses. The year-over-year increase in R&D expenses was primarily related to higher manufacturing and clinical costs related to UpRi, Phase 1 clinical trial start-up activity for XMT-1660 and XMT-2056 and an increase in headcount.

•	General and administrative (G&A) expenses for the fourth quarter of 2022 were $14.8 million, compared to $10.7 million during the same period in 2021. Included in fourth quarter 2022 G&A expenses were $2.5 million in non-cash stock-based compensation expenses. The year-over-year increase in G&A expenses was primarily related to increases in consulting and professional fees and headcount.

•	Net loss for the fourth quarter of 2022 was $44.9 million, or $0.44 per share, compared to a net loss of $49.0 million, or $0.68 per share, for the same period in 2021.

Full Year 2022 Financial Results

•	Collaboration revenue for the full year 2022 was $26.6 million, compared to an immaterial amount for 2021. The year-over-year increase was primarily related to the company’s collaboration agreements with Janssen and GSK.

•	R&D expenses for the full year 2022 were $173.4 million, compared to $132.0 million for the full year 2021. Included in 2022 R&D expenses were $11.4 million in non-cash stock-based compensation expenses. The year-over-year increase in R&D expenses was primarily related to higher manufacturing and clinical costs related to UpRi, Phase 1 clinical trial start-up activity for XMT-1660 and XMT-2056, manufacturing activities related to XMT-1660 and the company’s Dolasynthen platform and an increase in headcount.

•	G&A expenses for the full year 2022 were $57.0 million, compared to $36.9 million for the full year 2021. Included in 2022 G&A expenses were $10.1 million in non-cash stock-based compensation expenses. The year-over-year increase in G&A expenses was primarily related to increases in consulting and professional fees and headcount.

•	Net loss for the full year 2022 was $204.2 million, or $2.18 per share, compared to a net loss of $170.1 million, or $2.41 per share, for full year 2021.

Conference Call Reminder

Mersana will host a conference call today at 8:00 a.m. ET to discuss business updates and its financial results for the fourth quarter and full year 2022. To access the call, please dial 646-307-1963 (domestic) or 800-715-9871 (international) and provide the Conference ID 5417347. A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com, and a replay of the webcast will be available in the same location following the conference call for approximately 90 days.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, upifitamab rilsodotin (UpRi), is a Dolaflexin ADC targeting NaPi2b that is being studied in UPLIFT, a single-arm registrational trial in patients with platinum-resistant ovarian cancer; UPGRADE-A, a Phase 1 clinical trial evaluating UpRi in combination with carboplatin; and UP-NEXT, a Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in recurrent platinum-sensitive ovarian cancer. Mersana is also advancing XMT-1660, a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2), in Phase 1 trials. In addition, multiple partners are using Mersana’s platforms to advance their ADC pipelines. Mersana routinely posts information that may be useful to investors on the “Investors & Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements concerning the therapeutic potential of Mersana’s product candidates; the potential of Mersana’s platforms and technology; the design, progression, timing and objectives of Mersana’s clinical trials and the release of data from those trials; Mersana’s potential BLA submission for UpRi; the ability of trial results to support marketing approvals or other objectives; the development and potential of Mersana’s pipeline of ADC candidates; Mersana’s expected cash runway; Mersana’s ability to enter into additional collaborations or strategic transactions; and potential milestone and royalty revenues under Mersana’s collaboration agreements. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the initiation and advancement of clinical trials and in the clinical development of Mersana’s product candidates; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations; whether the outcomes of preclinical studies will be predictive of clinical trial results; whether initial, interim or topline results from a clinical trial will be predictive of the final results of the trial or the results of future trials; risks to clinical trial site initiation, patient enrollment and follow-up, as well as to Mersana’s ability to meet other anticipated deadlines and milestones, whether presented by the ongoing COVID-19 pandemic or otherwise; and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 7, 2022, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands and unaudited)

	December 31, 2022	December 31, 2021
Cash, cash equivalents and marketable securities	$280,712	$177,947
Working capital(1)	227,686	141,375
Total assets	334,340	206,111
Total stockholders' equity	92,057	121,741

(1) The company defines working capital as current assets less current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data, and unaudited)

	Three months ended		Year ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Collaboration revenue	$14,688	$11	$26,581	$43
Operating expenses:
Research and development	45,709	37,368	173,385	132,013
General and administrative	14,805	10,674	56,963	36,888
Total operating expenses	60,514	48,042	230,348	168,901
Total other income (expense), net	902	(952)	(445)	(1,202)
Net loss	$(44,924)	$(48,983)	$(204,212)	$(170,060)

Net loss per share — basic and diluted	$(0.44)	$(0.68)	$(2.18)	$(2.41)

Weighted-average number of common shares — basic and diluted	101,014,142	71,921,322	93,654,243	70,580,949

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Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com